Aspect Medical Systems, Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT THE FINANCIAL RELATIONS BOARD:
J. Neal Armstrong	Diane Hettwer	Tim Grace
Vice President & CFO	Analyst Inquiries	Media Inquiries
(617) 559-7162	(312) 640-6760	(312) 640-6667

FOR IMMEDIATE RELEASE
Wednesday, February 9, 2005

ASPECT MEDICAL SYSTEMS, INC. REPORTS OPERATING RESULTS
FOR FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004;

COMPANY ACHIEVES FULL YEAR PROFIT

Highlights of the Quarter Compared with Q4 2003

•	Worldwide revenue increased 30%

•	Worldwide monitor and module unit sales increased by 67% and total placements at end users exceeded 1,700 units

•	Worldwide installed base of monitors and modules increased 24% compared to year end 2003

•	Net income was $955,000 in Q4 compared with a net loss of ($817,000) and net income per diluted share was $0.04 compared with a net loss per share of ($0.04) enabling us to achieve full year profitability

Newton, Mass., February 9, 2005—Aspect Medical Systems, Inc. (NASDAQ: ASPM), reported today that revenue was $15.7 million for the fourth quarter of 2004, an increase of 30% over revenue of $12.1 million for the fourth quarter of 2003, and $55.6 million for the year ended December 31, 2004, an increase of 26% over revenue of $44.1 million for the year ended December 31, 2003.

Net income for the quarter was $955,000, or $0.04 per share on 23.0 million diluted shares outstanding, compared with a net loss of ($817,000) or ($0.04) per share on 19.5 million basic and diluted shares outstanding in the fourth quarter of 2003. Net income for the year ended December 31, 2004 was $303,000, or $0.01 per share on 22.3 million diluted shares outstanding, compared with a net loss of ($6.5) million, or ($0.34) per share on 19.4 million basic and diluted shares outstanding for the year ended December 31, 2003.

“The fourth quarter was our second consecutive quarter of profitability and established 2004 as our first full year of profitability. Equally significant, over 1,700 BIS sockets were placed at customer sites during the quarter, the largest number for any quarter in our history, and double the number of sockets placed in Q4 2003. Capping a great year, in November, Aspect was honored by being named the small company Medical Device Manufacturer of the Year by the Medical Device and Diagnostic magazine,” said Nassib Chamoun, president and chief executive officer.

Aspect Medical Systems, Inc.

“Publication of the awareness data, FDA clearance of an awareness indication for BIS monitoring, and most recently, JCAHO’s Sentinel Event Alert, have combined to create great momentum for the Company. We are now focused on sustaining this momentum, and we believe that the substantial increase in our installed base in 2004, and the acceleration in new installations in Q4, bodes well for sensor sales in 2005 and beyond.”

Revenue Analysis — (see attached unaudited consolidated revenue data)

Domestic revenue was $12.3 million for the fourth quarter and $43.6 million for the year ended December 31, 2004, an increase of 22% and 21%, respectively, over comparable periods in the prior year. Domestic sensor revenue increased 23% from Q4 2003 to Q4 2004. The increase resulted from a 16% increase in sensor unit volume combined with a 6% increase in sensor average unit price.

International revenue was $3.4 million for the fourth quarter and $11.9 million for the year ended December 31, 2004, an increase of 74% and 47%, respectively, over comparable periods in the prior year. The growth in international revenue in Q4 2004 from Q4 2003 reflects a 44% increase in sensor revenue and a 117% increase in equipment revenue.

Liquidity and Capital Resources

At December 31, 2004, the Company had cash, cash equivalents and investments of $43.7 million, stockholders’ equity of $45.6 million and total debt of $497,000. At December 31, 2003, the Company had cash, cash equivalents and investments of $31.2 million, stockholders’ equity of $31.0 million and total debt of $1.2 million.

Outlook for the First Quarter of 2005

For the first quarter of 2005, the Company believes that revenue will be within a range of $16.0 million to $16.5 million and net income per diluted share will be within a range of $0.03 to $0.04.

Conference Call Set for 10AM ET Today

Aspect will hold a conference call to discuss fourth quarter results and management’s outlook for the first fiscal quarter of 2005 at 10:00 a.m. Eastern Time today, Wednesday, February 9, 2005. The call can be accessed live by dialing 1-888-202-2422 (domestic), 1-913-981-5592 (international), or access the webcast at http://www.aspectmedical.com on the Investor page or http://ccbn.com. It also will be available for replay from February 9, 2005, until February 16, 2005, by dialing 1-888-203-1112 (domestic), or 1-719-457-0820 (international), access code 2294092. The webcast replay will also be available on Aspect’s website at http://www.aspectmedical.com on the news releases page under investor information.

Aspect Medical Systems, Inc.

About the Company

Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the Company’s Bispectral Index (BIS) technology has been used to assess more than 10.4 million patients worldwide and has been the subject of more than 1,800 published articles and abstracts. BIS technology is installed in approximately 36 percent of all domestic operating rooms and is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems.

Safe Harbor Statement

Certain statements in this release are forward-looking and may involve risks and uncertainties, including statements with respect to the expected increase in sales of BIS sensors, the impact of the October 2004 Sentinel Event Alert, the Company’s expected results of operations for future periods, our ability to maintain profitability, the worldwide market acceptance of the Company’s products and our ability to maintain market momentum. There are a number of factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not be able to achieve widespread market acceptance of its BIS monitoring technology or to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products, including regulatory approval of its XP technology in Japan. In addition, the Company has limited sales and marketing experience both in the U.S. and internationally, and if it is unable to develop and implement a successful sales and marketing strategy, including with respect to its own sales force, domestic and international distributors, original equipment manufacturers and other direct and indirect sales channels, it will not be able to generate meaningful product revenue. In addition, the Company’s ability to remain profitable will depend upon its ability to promote frequent use of the BIS system so that sales of its BIS sensors increase. The Company will not remain profitable if hospitals and anesthesia providers do not buy and use its BIS systems in sufficient quantities. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are other factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2004, as filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent the Company’s expectations and beliefs as of the date of this press release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s expectations or beliefs as of any date subsequent to the date of this press release.

For further information regarding Aspect Medical Systems, Inc., visit the Aspect Medical Systems, Inc. website at www.aspectmedical.com

...FINANCIAL TABLES FOLLOW...

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands Except Per Share Amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$15,716	$12,066	$55,564	$44,091
Costs of revenue	3,705	2,871	12,992	10,898

Gross profit margin	12,011	9,195	42,572	33,193

% of revenue	76.4%	76.2%	76.6%	75.3%

Operating expenses:
Research and development	1,975	1,917	7,470	7,287
Sales and marketing	7,333	6,793	26,776	25,321
General and administrative	2,041	1,481	8,946	7,833

Total operating expenses	11,349	10,191	43,192	40,441

Income (loss) from operations	662	(996)	(620)	(7,248)

Interest income	314	222	1,029	924
Interest expense	(21)	(43)	(106)	(199)

Net income (loss)	$955	$(817)	$303	$(6,523)

Net income (loss) per share:
Basic	$0.05	$(0.04)	$0.02	$(0.34)
Diluted	$0.04	$(0.04)	$0.01	$(0.34)

Shares used in computing net income (loss) per share:
Basic	20,622	19,454	20,142	19,413
Diluted	23,034	19,454	22,286	19,413

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONSOLIDATED REVENUE DATA

(In Thousands Except Unit Amounts)

	Three Months Ended			Year Ended
	December 31,	December 31,	%	December 31,	December 31,	%
	2004	2003	Change	2004	2003	Change
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
REVENUE
WORLDWIDE
Sensors	$10,904	$8,655	26%	$39,585	$30,391	30%

Monitors	3,028	1,928	57%	9,551	6,942	38%
Modules	914	638	43%	3,008	3,229	(7%)
Other Equipment	870	845	3%	3,420	3,529	(3%)

Equipment	4,812	3,411	41%	15,979	13,700	17%

Total Worldwide	$15,716	$12,066	30%	$55,564	$44,091	26%

DOMESTIC
Sensors	$9,292	$7,534	23%	$34,116	$26,981	26%
Monitors	2,151	1,573	37%	6,187	5,196	19%
Modules	238	280	(15%)	672	781	(14%)
Other Equipment	658	743	(11%)	2,663	3,010	(12%)

Equipment	3,047	2,596	17%	9,522	8,987	6%

Total Domestic	$12,339	$10,130	22%	$43,638	$35,968	21%

INTERNATIONAL
Sensors	$1,612	$1,121	44%	$5,469	$3,410	60%

Monitors	877	355	147%	3,364	1,746	93%
Modules	676	358	89%	2,336	2,448	(5%)
Other Equipment	212	102	108%	757	519	46%

Equipment	1,765	815	117%	6,457	4,713	37%

Total International	$3,377	$1,936	74%	$11,926	$8,123	47%

UNITS
WORLDWIDE
Sensors	772,000	635,000	22%	2,820,000	2,244,000	26%
Monitors	636	347	83%	1,948	1,340	45%
Modules (a)	783	501	56%	2,239	2,259	(1%)
Installed Base (b)				24,133	19,517	24%

DOMESTIC
Sensors	584,000	504,000	16%	2,187,000	1,846,000	18%
Monitors	386	226	71%	999	801	25%
Modules (a)	160	175	(9%)	438	553	(21%)
Installed Base (b)				15,405	12,831	20%

INTERNATIONAL
Sensors	188,000	131,000	44%	633,000	398,000	59%
Monitors	250	121	107%	949	539	76%
Modules (a)	623	326	91%	1,801	1,706	6%
Installed Base (b)				8,728	6,686	31%

(a)	Represents module shipments to OEM customers

(b)	Includes end-user module placements by OEM customers

Aspect Medical Systems, Inc.

ASPECT MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31,	December 31,
	2004	2003
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and investments (A)	$32,295	$31,162
Accounts receivable, net	7,835	5,773
Current portion of investment in sales-type leases	1,698	1,797
Inventory, net	2,224	1,515
Other current assets	1,192	1,147

Total current assets	45,244	41,394

Property and equipment, net	2,662	2,996
Long-term investments (A)	11,439	—
Long-term investment in sales-type leases	2,320	2,613
Other long-term assets	25	737

Total assets	$61,690	$47,740

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$311	$679
Accounts payable and accrued liabilities	9,752	9,060
Deferred revenue	957	975

Total current liabilities	11,020	10,714

Long-term portion of deferred revenue	4,898	5,533
Long-term debt	186	525
Stockholders’ equity	45,586	30,968

Total liabilities and stockholders’ equity	$61,690	$47,740

(A)	Investments with maturities beyond twelve months are included in long-term investments.

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